Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Form 8-K/A of Washington Real Estate Investment Trust (“WRIT”) of our report dated August 10, 2005, relating to the audited historical summary of gross income and direct operating expenses of Albemarle Point for the year ended December 31, 2004. We also consent to the incorporation by reference of our report in WRIT’s Form S-8, File No. 33-63671, Form S-8, File No. 333-48081, Form S-8, File No. 333-48882, Form S-3, File No. 333-54704, Form S-4, File No. 333-48293, Form S-8, File No. 333-68016, and Form S-3, File No. 333-114410.

ARGY, WILTSE & ROBINSON, P.C.

McLean, Virginia

October 7, 2005